Exhibit 99.1

Personalis Reports Preliminary Fourth Quarter and Full

Year 2023 Revenue and Cash Balance

FREMONT, CA -- Jan. 5, 2024 -- (BUSINESS WIRE) -- Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today reported unaudited preliminary revenue for the fourth quarter and full year ended December 31, 2023.

Preliminary Fourth Quarter Revenue and Cash Balance

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Preliminary total company revenue is estimated to be $19.7 million in the fourth quarter of 2023, an increase of 18% compared with $16.7 million in the fourth quarter of 2022

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Preliminary revenue from pharma tests, enterprise sales, and other customers is estimated to be $18.7 million in the fourth quarter of 2023 compared with $15.8 million in the fourth quarter of 2022; revenue from enterprise customers includes revenue from Natera which is estimated to be $7.1 million in the fourth quarter of 2023, compared with $8.2 million from Natera in the fourth quarter of 2022

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Preliminary revenue from the Veteran’s Administration Million Veteran’s Program (VA MVP) is estimated to be $1.0 million in the fourth quarter of 2023, compared with $0.9 million in the fourth quarter of 2022

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Preliminary cash, cash equivalents, and short-term investments is estimated to be $114.0 million as of December 31, 2023, and is expected to last through the first quarter of 2026, as a result of 2023 cost-cutting measures which reduced expenses by approximately $35 million annually

Preliminary Full Year 2023 Revenue and Cash Usage

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Preliminary total company revenue is estimated to be $73.5 million in the full year of 2023, an increase of 13% compared with $65.0 million in the full year of 2022

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Preliminary revenue from pharma tests, enterprise sales, and other customers is estimated to be $64.1 million in the full year of 2023 compared with $56.6 million in the full year of 2022; revenue from enterprise customers includes revenue from Natera which is estimated to be $31.7 million in the full year of 2023, compared with $26.6 million from Natera in the full year of 2022

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Preliminary revenue from the VA MVP is estimated to be $9.4 million in the full year of 2023, compared with $8.4 million in the full year of 2022

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Cash usage is expected to be approximately $54 million in the full year of 2023, reduced from $119 million in 2022

“Our strong fourth quarter performance caps off a remarkable year where we delivered on our commitments to investors,” stated Chris Hall, President and CEO of Personalis. “To touch on a few highlights, over this past year we launched our NeXT Personal Dx ultrasensitive MRD product, deepened clinical evidence to support obtaining reimbursement, presented unprecedented clinical evidence for early-stage lung cancer detection at medical conferences, expanded our relationships with research collaborators, and forged a new strategic commercial partnership with Tempus to commercialize and ramp our MRD product, all while reducing our annualized expenses by $35 million. I’m very proud of our progress and we expect to further leverage our clinical and commercial strength to drive more success in 2024.”

The above information is preliminary and subject to Personalis’ normal quarter and year-end accounting procedures and external audit by the company's independent registered public accounting firm. In addition, these preliminary unaudited results are not a comprehensive statement of the company’s financial results for the year ended December 31, 2023, should not be viewed as a substitute for full, audited financial statements prepared in accordance with generally accepted accounting principles, and are not necessarily indicative of the company’s results for any future period.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care from biopsy through the life of the patient. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect MRD and recurrence at the earliest timepoints, enable selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedIn and X (Twitter).

Personalis Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “anticipate,” “estimate,” “expect,” “if,” “may,” “future,” “will” or similar expressions. These statements include statements relating to: Personalis’ preliminary and estimated revenue for the fourth quarter and full year of 2023 and cash position at December 31, 2023, Personalis’ expected cash usage for the full year of 2023, the attributes, advantages or clinical validity of the NeXT Personal Dx test, Personalis’ use of clinical evidence to support obtaining reimbursement, and the expected benefits of Personalis’ collaboration with Tempus. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to the timing and pace of new orders from customers, including from Natera and the VA MVP; the timing of tissue, blood, and other specimen sample receipts from customers, which can materially impact revenue quarter-over-quarter and year-over-year; Personalis’ ability to demonstrate attributes, advantages or clinical validity of the NeXT Personal Dx test, Personalis’ ability to obtain reimbursement, Personalis’ achievement of milestones set forth in the collaboration and co-commercialization agreement with Tempus, the success of Tempus’ sales and marketing efforts, the expected benefits or success of Personalis’ relationships with research collaborators and the adoption and use of the NeXT Personal Dx test by oncologists. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk

Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (SEC) on February 23, 2023, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 7, 2023. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Investors:

Caroline Corner

investors@personalis.com

415-202-5678

Media Contact:

pr@personalis.com